Exhibit 99.1
FOR IMMEDIATE RELEASE
                                                   Contact:  Michael B. Perrine
                                                        Chief Financial Officer
                                                        (512) 347-8787 Ext. 119


                TRAVIS BOATS & MOTORS, INC. NEGOTIATING POTENTIAL
                         ACQUISITION BY TRACKER MARINE;
                     RECEIVES DE-LISTING NOTICE FROM NASDAQ

     AUSTIN, TEXAS (November 8, 2004) - Travis Boats & Motors, Inc. (Nasdaq/TRVS) today announced that it is in advanced negotiations for the merger of the Company with its controlling shareholder, TMRC, LLP ("Tracker"), a subsidiary of Tracker Marine, L.L.C. As a result of the proposed merger, Travis would become a wholly-owned subsidiary of Tracker Marine and would cease to be a publicly-traded company. The remaining shareholders of Travis would receive cash in an amount not yet agreed upon, but presently expected to be approximately $0.40 per common share. However, this per share price is subject to the completion of due diligence and further negotiation. Officials of Travis indicated that the proposed merger is being announced at this time based upon the advanced stage of the merger negotiations.

     As previously reported, the Company has for some time been considering strategic alternatives, including merger and acquisition opportunities, aimed at maximizing shareholder value. After considering numerous alternatives with its financial advisor, Davenport & Company, L.L.C., in mid-September 2004 the Company entered into advanced negotiations with Tracker related to the proposed merger. Since that time, Travis and Tracker have actively pursued due diligence, as well as negotiations on the merger agreement and on the pre-merger and post-merger credit facilities with the Company's senior lender, GE Commercial Distribution Finance Corporation ("GE"). The present credit facilities expired on October 15 and October 31, 2004. Subsequently, on November 1, 2004, the Company received a limited discretionary forbearance agreement from GE regarding its credit facilities, pending resolution of certain issues regarding the proposed merger.

     The proposed merger is subject to the negotiation and execution of a definitive merger agreement, and will require shareholder approval. Subject to SEC review of proxy materials, and to the approval of the merger by Travis' shareholders and by its senior lender, it is currently expected that the merger may close within approximately 90 days of this release. Modifications to those credit facilities are intended to facilitate the proposed merger, and are necessary to obtain the senior lender's required approval of the merger.

     On November 2, 2004, the Company received a Nasdaq Staff Determination Letter indicating that the Company would be de-listed from the SmallCap Market at the opening of business on November 11, 2004 for failure to comply with Nasdaq Marketplace Rule 4350(d)(2)(A).

     Nasdaq Marketplace Rule 4350(d)(2)(A) requires the Company to have an audit committee of at least three independent directors. Currently, the Company's Audit Committee has only two members meeting the Nasdaq independence requirements. The third member on the Audit Committee is not considered independent due to his engagement as a consultant by the Company. The Company has been considering potential replacements on the Audit Committee who meet the Nasdaq independence standard, but a qualified candidate has not yet been identified.

     In addition, on June 16, 2004, Nasdaq notified the Company that it did not comply with the $1.00 minimum bid price continued inclusion requirement set forth in Marketplace Rule 4310(e)(4). The Company was provided 180 days, or until December 13, 2004, to regain compliance.

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November 8, 2004
Page 2


     The Company is evaluating all of its alternatives, including an appeal of Nasdaq's de-listing determination. However, while there can be no assurance that the merger will be completed, or as to its ultimate timing and terms, it is currently anticipated that a definitive merger agreement will be entered into with TMRC prior to the de-listing of the Company.

     Kenneth N. Burroughs, a director of Travis, is the President of TMRC, Tracker Marine, and various affiliated companies involved in the design, manufacture and sale of recreational boats. TMRC is the holder of 80,000 shares of Travis' 6% Series A Cumulative Convertible Preferred Stock.

     In connection with certain previous loans provided by TMRC, Travis entered into a series of agreements pursuant to which Travis granted TMRC the right to designate, subject to certain terms and conditions, up to a majority of members of Travis' Board of Directors. TMRC currently has two representatives on the Board of Directors, Kenneth N. Burroughs and Robert L. Ring.

     Travis Boats & Motors, Inc., is a leading multi-state superstore retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. The Company operates store locations in Texas, Arkansas, Oklahoma, Louisiana, Alabama, Tennessee, Mississippi, Georgia and Florida under the name Travis Boating Center. The Company's website is www.travisboatingcenter.com

*        *        *

     Cautionary Statement for purposes of the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act. The statements in this document or in documents incorporated by reference herein that are not historical facts are forward-looking statements as that term is defined in Section 21E of the Exchange Act that involve a number of risks or uncertainties. The actual results of the future events could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the impact of seasonality and weather, general economic conditions and the level of discretionary consumer spending, and the Company's execution of its business plans to stop operating losses. These and numerous other risk factors were identified in the Report on Form 10-K/A filed for fiscal year 2003 and other documents filed of record.